CORPORATE RELEASE

Media Contact:	Investor Relations:
Bill Schnell Cirrus Logic, Inc. (512) 851-4084 bill.schnell@cirrus.com	John T. Kurtzweil Cirrus Logic, Inc. (512) 912-3222 InvestorRelations@cirrus.com

Cirrus Logic Signs Definitive Agreement for Sale
of its Video Product Line Assets

Video Sale Positions Cirrus Logic for Profitable Growth in Core Analog IC Business

AUSTIN, Texas – May 25, 2005 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced that it has signed a Definitive Agreement to sell its digital video product line to Magnum Semiconductor Inc., a privately held company formed by an investment group led by Investcorp and August Capital.

By divesting the video product line, Cirrus Logic is focusing on its core analog, mixed-signal and embedded integrated circuit (IC) product lines for audio and industrial markets. With this focus, Cirrus Logic is poised to leverage its intellectual property and high-margin analog product lines to drive growth and sustainable profitability. Magnum Semiconductor will focus on digital video ICs for consumer applications such as DVD recorders, hard-disk-drive-based camcorders and network media adapters. In the fourth fiscal quarter of 2005, Cirrus Logic’s core analog, mixed-signal and embedded product line net sales accounted for $36.7 million and the video product line accounted for $3.7 million.

“I am pleased with the leadership position Cirrus Logic created in the early market for DVD recorder ICs, and I look forward to Magnum Semiconductor’s continued success in developing further these exciting consumer markets,” said David D. French, president and chief executive officer, Cirrus Logic. “Cirrus Logic’s core strength is high-margin analog and mixed-signal products for the diverse, expanding markets where we have more than 600 products serving nearly 3,000 end customers globally. When the transaction is completed, Cirrus Logic will be better positioned for consistent and profitable growth.”

“Magnum Semiconductor will build upon the leadership position in DVD recorders that Cirrus Logic has developed. It will continue to support leading brand-name manufacturers such as LG Electronics, Samsung and Sony,” said Savio Tung, managing director, Investcorp. “The new company plans to grow its market position for digital video ICs and to achieve product leadership in applications that are at the heart of the digital living room and home media center. In particular it will ensure a seamless transition of key customer accounts.”

The transaction is structured as an asset sale. As consideration for the sale of these assets, Cirrus Logic will retain a minority equity ownership position in Magnum Semiconductor and is anticipating it will account for its ownership position under the cost method of accounting. Upon completion of the transaction, Cirrus Logic expects to record a one-time charge of approximately $7 million, which consists primarily of $5 million in anticipated costs associated with the company’s exit from excess leased facilities and an estimated $1.5 million in expected professional fees associated with the transaction. The cash generated from the future sale of inventory of the video product line to Magnum Semiconductor, and the subsequent collection of outstanding trade receivables, is expected to offset its cash-related video liabilities. The transaction is subject to certain conditions, including important conditions requiring that certain approvals, consents and agreements be obtained. The transaction is currently expected to close in approximately 45 to 75 days. Raj Singh from Investcorp and Andy Rappaport from August Capital will join the board of Magnum Semiconductor.

Cirrus Logic Inc.

Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

About Investcorp

Investcorp is a global investment group with more than a 23-year history of investing in alternative assets in the U.S. and Europe. In addition to technology investment, the firm has three other lines of business: corporate investment, real estate investment and asset management. Investcorp was established in 1982 and has since completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of approximately $8.6 billion. Further information is available at www.investcorp.com.

About August Capital

Founded in 1995, August Capital is a leading venture capital firm that invests in innovative technology companies. With more than 100 years of combined venture, industry, and operational experience, August Capital focuses on helping outstanding entrepreneurs build large sustainable companies. August Capital has $1.3 billion under management, and has invested in more than 60 companies including Atheros, Cobalt Networks, Iridigm, Seagate, Shopping.com, Silicon Image, and Tickle. Recent investments ranged from $500,000 to $130 million in information technology businesses from semiconductors to ecommerce. The firm’s partners have previously invested in a number of groundbreaking technology companies, including Actel, Adaptec, Cirrus Logic, Compaq, Grand Junction, Intuit, Linear Technology, Microsoft, MMC Networks, Sun Microsystems, Sybase, Symantec, and Visio. August Capital is located in Menlo Park, California. For more information, please visit: www.augustcap.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release, including our intention to close the asset purchase transaction in 45 to 75 days and the one-time charges and costs associated with the transaction, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the potential that we fail to meet several significant closing conditions — the failure of any one of which may result in the transaction not being consummated. No assurance can be given that we will be successful in pursuing to conclusion the sale of assets to Magnum Semiconductor, or that such a transaction would actually increase stockholder value. Other important risks and uncertainties include our ability to obtain all necessary approvals, consents and agreements from third parties required to consummate the transaction and to retain key employees through the transition period between the signing of the agreement and the closing of the sale of our assets.

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Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.